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                                                                 EXHIBIT 99.5



                      JOHN HANCOCK TAX-EXEMPT SERIES TRUST

                         INVESTMENT MANAGEMENT CONTRACT

                               DATED MAY 5, 1987

             AS AMENDED: DECEMBER 19, 1989 SECTION 5 (SEE ATTACHED)
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                      JOHN HANCOCK TAX-EXEMPT SERIES TRUST

                                                                   May 5, 1987


John Hancock Advisers, Inc.
101 Huntington Avenue
Boston, Massachusetts 02199

Investment Management Contract

Dear Sirs:

         John Hancock Tax-Exempt Series Trust (the "Trust") has been organized as a business trust under the laws of the Commonwealth of Massachusetts to engage in the business of an investment company. The Trust's shares of beneficial interest may be classified into series, each series representing the entire undivided interest in a separate portfolio of assets. As of the data hereof, the Trust has three series of shares, the California Portfolio, the Massachusetts Portfolio and the New York Portfolio (each, a "Fund" and, collectively, the "Funds"), each with a separate portfolio of assets.

         The Trustees of the Trust (the "Trustees") have selected you to provide investment advice and management for the Trust and the Funds and to provide certain other services, as more fully set forth below, and you are willing to provide such advice, management and services under the terms and conditions hereinafter set forth. Accordingly, the Trust agrees with you as follows:

         1. Delivery of Documents. The Trust has furnished you with copies, properly certified or otherwise authenticated, of each of the following:

         (a) Declaration of Trust of the Trust, dated March 24, 1987 (the "Declaration of Trust").

         (b) By-Laws of the Trust as in effect on the data hereof

         (c) Resolutions of the Trustees selecting you as investment adviser for the Trust and the Funds and approving the form of this Contract.

         (d) Commitments, limitations and undertakings made by the Trust to state "blue sky" authorities for the purpose of qualifying shares of the Trust for sale in such states.

The Trust will furnish you from time to time with copies, properly certified or otherwise authenticated, of all amendments of or supplements to the foregoing, if any.

         2. Investment Management Services. You will use your best efforts to provide to each Fund continuing and suitable investment programs consistent with the investment policies, objectives and restrictions of such Fund. In the performance of your duties hereunder, subject always (x) to the provisions contained in the documents delivered to you pursuant to Section 1 as each of the same may from time to time be amended or supplemented and (y) to the limitations set forth in the Registration Statement as in effect from time to time, under the Securities Act of 1933, as amended, you will, at your expense:

         (a) furnish each Fund with advice and recommendations consistent with the investment policies, objectives and restrictions of such Fund, with respect to the purchase, holding and disposition of portfolio assets, including the purchase and sale of financial futures contracts;

         (b) advise each Fund in connection with policy decisions to be made by the Trustees or any committee thereof with respect to such Fund's investments and, as requested, furnish such Fund with research, economic and statistical data in connection with such Fund's investments and investment policies;

         (c) provide administration of the day-to-day investment operations of each Fund;

         (d) submit such reports relating to the valuation of each Fund's securities as the Trustees may reasonably request;

         (e) assist each Fund in any negotiations relating to its investments with issuers, investment banking firms, securities brokers or dealers and other institutions or investors;

         (f) provide office space and office equipment and supplies, the use of accounting equipment when required, and necessary executive, clerical and secretarial personnel for the administration of the affairs of each Fund;

         (g) from time to time or at any time requested by the Trustees, make reports to the Trust of your performance of the foregoing services and furnish advice and recommendations with respect to other aspects of the business and affairs of each Fund;

         (h) maintain and preserve the records required by the Investment Company Act of 1940, as amended, to be maintained and preserved by the Trust on behalf of each Fund (you agree that such records are the property of the Trust and will be surrendered to the Trust promptly upon request therefor);

         (i) obtain and evaluate such information relating to economies, industries, businesses, securities markets and securities as you may deem necessary or useful in the discharge of your duties hereunder;

         (j) oversee, and use your best efforts to assure the performance of, the activities and services of each custodian, transfer agent and other similar agents retained by the Trust.

         3.  Expenses of the Funds.  You will pay:

         (a) the compensation and expenses of all officers and employees of the Trust and the Funds, except as expressly paid by the Trust or the Funds, either directly or by reimbursement of John Hancock Advisers, Inc., pursuant to Section 4(j);

         (b) the expenses of office rent, telephone and other utilities, office furniture, equipment, supplies and other office expenses of the Trust and the Funds;

         (c) any other expenses incurred by you in connection with the performance of your duties hereunder; and

         (d) premiums for such insurance as may be agreed upon by you and the Trustees.

         4. Expenses of the Trust or the Funds Not Paid by You. You will not be required to pay any expenses which this Contract does not expressly make payable by you. In particular, and without limiting the generality of the foregoing but subject to the provisions of Section 3, you will not be required to pay:

         (a) any and all expenses, taxes and governmental fees incurred by the Trust or any Fund prior to the effective date of the first registration statement of the Trust under the Securities Act of 1933, as amended;

         (b) without limiting the generality of the foregoing clause (a), the expenses of organizing the Trust and the Funds (including without limitation legal, accounting and auditing fees and expenses incurred in connection with the matters referred to in this clause (b)), of registering the Trust under the Investment Company Act of 1940, as amended, and of initially registering the shares of the Trust under the Securities Act of 1933, as amended, and of qualifying the shares for sale under state securities laws for the initial offering and sale of the shares;

         (c) the compensation and expenses of Trustees who are not interested persons (as used in this Contract, such term shall have the meaning specified in the Investment Company Act of 1940, as amended) of you, and of independent advisers, independent contractors, consultants, managers and other unaffiliated agents employed by the Trust or the Funds other than through you;

         (d) legal, accounting and auditing fees and expenses of the Trust or the Funds;

         (e) the fees or disbursements of custodians and depositories of the Trust's assets, transfer agents, disbursing agents, plan agents and registrars;

         (f) taxes and governmental fees assessed against the Trust's assets and payable by the Trust;

         (g) the cost of preparing and mailing dividends, distributions, reports, notices and proxy material to shareholders of any Fund;

         (h) brokers' commissions and underwriting fees;

         (i) the expense of periodic calculations of the net asset value of the shares of the Funds;

         (j) with respect to each Fund, the compensation, in the form of salary, fringe benefits and incentive compensation of the Fund's Chairman of the Board and President, the Fund's Secretary and the Fund's Compliance Officer who provide administrative and compliance services to the Fund, the amount of such compensation to be paid by the Fund to be determined from time to time by the Trustees who are not interested persons, provided that such compensation paid by the Fund will not exceed in any fiscal year 0.03 percent of the average daily net asset value of the Fund during the year. Any such compensation to be paid by a Fund will be accrued daily and, if paid by reimbursement of John Hancock Advisers, Inc., will be paid quarterly or, if paid directly, will be paid from time to time at intervals to be agreed upon by the Fund and affected officers.

         5. Compensation of the Adviser. For all services to be rendered, facilities furnished and expenses paid or assumed by you as herein provided, for each Fund the Trust will pay you quarterly, based on the average daily net asset value of such Fund for the preceding quarter, a fee as set forth below:

                  Net Asset Value                    Annual Rate

                  First $250,000,000                    0.50%
                  Next  $250,000,000                    0.45%
                  Next  $500,000,000                   0.425%
                  Next  $250,000,000                    0.40%
          Amount Over $1,250,000,000                    0.30%


         If in any fiscal year of a Fund, after excluding taxes, interest, brokerage commissions and extraordinary expenses beyond your control but including only so much of the fee calculated pursuant to the foregoing provisions of this paragraph 5 as is attributable to such fiscal year, the normal expenses of such Fund chargeable to its income account shall exceed the sum of

                  (a) 1.5% of the first $30,000,000 of such Fund's daily average net asset value, and

                  (b) 1.0% of the Fund's daily average net asset value in excess of $30,000,000,

you will waive your fee payable under the foregoing provisions of this paragraph 5 to the extent of such excess, and you will reimburse such Fund for any amount by which such excess exceeds such fee. The waiver and reimbursement contemplated by the foregoing sentence shall be given effect by your paying such Fund an amount equal to the amount of such waiver of reimbursement promptly after the end of such fiscal year. You understand that, in connection with the qualification of securities of the Trust for sale in certain states, the Trust has agreed, and may find it desirable to agree in the future, that it will secure the consent of the securities commissioners of certain states prior to treating any expense as an extraordinary expense beyond your control within the meaning of the foregoing sentence. Accordingly, you agree that no expense shall be so treated without the consent of such commissioners. The net asset value of the Funds shall be determined pursuant to the applicable provisions of the Declaration of Trust of the Trust and applicable law.

         6. Other Activities of the Adviser and Its Affiliates. Nothing herein contained shall prevent you or any affiliate or associate of yours from engaging in any other business or from acting as investment adviser or investment manager for any other person or entity, whether or not having investment policies or portfolios similar to those of any of the Funds; and it is specifically understood that officers, directors, and employees of yours, of your subsidiaries and those of your parent company, John Hancock Mutual Life Insurance Company, may continue to engage in providing portfolio management services and advice to other investment companies, whether or not registered, to other investment advisory clients of yours, of your subsidiaries or of said Insurance Company and to the said Insurance Company itself.

         7. Avoidance of Inconsistent Position. In connection with purchases or sales of portfolio securities for the account of the Trust neither you nor any investment management subsidiary of yours, nor any of your or their directors, officers or employees will act as principal or agent or receive any commission. If any occasion should arise in which you advise persons concerning the shares of the Trust, you will act solely on your own behalf and not in any way on behalf of the Trust or the Massachusetts Portfolio.

         8. No Partnership of Joint Venture. The Trust, the Funds and you are not partners of or joint venturers with each other and nothing herein shall be construed so as to make them such partners or joint venturers or impose any liability as such on any of them.

         9. Name of Trust and Funds. The Trust and the Funds may use the name "John Hancock" or any name derived from or similar to the name "John Hancock Advisers, Inc." or "John Hancock Mutual Life Insurance Company" only for so long as this Contract or any extension, renewal, or amendment hereof remains in effect. At such time as such Contract shall no longer be in effect, the Trust and the Funds will (to the extent they lawfully can) cease to use such a name or any other name indicating that the Funds are advised or they are otherwise connected with you. The Trust acknowledges that it has adopted the name "John Hancock Tax-Exempt Series Trust" through permission of John Hancock Mutual Life Insurance Company, a Massachusetts insurance company, and agrees that John Hancock Mutual Life Insurance Company reserves to itself and any successor to its business the right to grant the non-exclusive right to use the names "John Hancock" or any similar name to any other corporation or entity, including but not limited to any investment company of which John Hancock Mutual Life Insurance Company or any subsidiary or affiliate thereof or any successor to the business of any thereof shall be the investment adviser.

         10. Limitation of Liability of Adviser. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Funds in connection with the matters to which this Contract relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Contract. Any person, even though also employed by you, who may be or become an employee of and paid by the Trust or the Funds shall be deemed, when acting within the scope of his employment by the Trust or the Funds, to be acting in such employment solely for the Trust or the Funds and not as your employee or agent.

         11. Duration and Termination of this Contract. This Contract shall remain in force until the second anniversary of the date upon which this Contract was executed by the parties hereto, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by (a) a majority of the Trustees who are not interested persons of you or (other than as trustees) of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (b) either (i) the Trustees or (ii) with respect to each Fund, a majority of the outstanding voting securities of each such Fund. This Contract may, on 60 days' written notice, be terminated at any time by the Trustees without they payment of any penalty by the Trust or the Funds by vote with respect to each Fund of a majority of the outstanding voting securities of such Fund, or by you. Termination of this Contract with respect to a Fund shall not be deemed to terminate or otherwise invalidate any provision of any contract between you and any other series of the Trust. This Contract shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 11, the definitions contained in Section 2(a) of the Investment Company Act of 1940, as amended (particularly the definitions of "assignment", "interested person" and "voting security") shall be applied.

         12. Amendment of This Contract. No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment, transfer, assignment, sale, hypothecation or pledge of this Contract shall be effective until approved by (a) the Trustees, including a majority of the Trustees who are not interested persons of you or (other than as trustees) of the Trust or any Fund, cast in person at a meeting called for the purpose of voting on such approval, and (b) with respect to each Fund, a majority of the outstanding voting securities of such Fund, as defined in the Investment Company Act of 1940, as amended, provided that no approval shall be required pursuant to this clause (b) in respect of any contract between you and the holders of outstanding voting securities of any other series of the Trust.

         13. Miscellaneous. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Contract may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The name John Hancock Tax-Exempt Series Trust is the designation of the Trustees under the Declaration of Trust, dated March 24, 1987, as amended from time to time. The Declaration of Trust has been filed with the Secretary of State of the Commonwealth of Massachusetts. The obligations of the Trust and the Funds are not personally binding upon, nor shall resort be had to the private property of, an of the Trustees, shareholders, officers, employees or agents of the Trust or the Funds, but only the Trust's property shall be bound.

                                            Yours very truly,
                                            JOHN HANCOCK TAX-EXEMPT SERIES TRUST

                                            By: /s/R. B. Oliver
                                            -----------------------------------
                                            Chairman of the Board and President

The foregoing Contract is
hereby agreed to as the date
hereof.

JOHN HANCOCK ADVISERS, INC.

By:  /s/R. B. Oliver
----------------------------------
Vice Chairman of the Board,
President and Chief Executive Officer
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                  AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT

         It is hereby agreed that the second paragraph of Section 5 of the Investment Management Contract between the undersigned parties dated May 5, 1987 is deleted in its entirety and replaced by the following:

         If the total of all ordinary business expenses of the Fund for any fiscal year exceeds the lowest applicable percentage of average net assets or income limitations prescribed in any state in which shares of the Fund are qualified for sale, you shall waive your fee to the extent of such excess and will reimburse the Fund for any amount by which such excess exceeds your fee. The waiver and reimbursement contemplated by the foregoing sentence shall be given effect by your paying the Fund an amount equal to the amount of such waiver or reimbursement on the same schedule as the fund pays the Advisory fee, provided that if at the end of the fiscal year, Fund expenses do not exceed the annual expense limitations, the Fund will reimburse you for monies paid by you or fees foregone during the course of the fiscal year.

         Unless prescribed otherwise by state law, ordinary business expenses shall be calculated excluding taxes, interest, brokerage commissions, and extraordinary expenses beyond your control. You understand that, in connection with the qualification of securities of the Fund for sale in certain states, the Fund has agreed, and may find it desirable to agree in the future, that it will secure the consent of the securities commissioners of certain states prior to treating any expenses as an extraordinary expense beyond your control within the meaning of the foregoing sentence. Accordingly, you agree that no expense shall be so treated without the consent of such commissioners. The net asset value of the Fund shall be determined pursuant to the provisions in the Declaration of Trust and applicable law.

Executed this 19th day of December, 1989.

                                          JOHN HANCOCK TAX-EXEMPT SERIES TRUST

                                          By:  /s/Edward J. Boudreau, Jr.
                                          -----------------------------------
                                          Chairman and President


                                          JOHN HANCOCK ADVISERS, INC.

                                          By:  /s/Edward J. Boudreau, Jr.
                                          -----------------------------------
                                          President and Chief Executive Officer